Exhibit 99.1

EzFill Announces 2024 Second Quarter Financial Results

-- Revenue Increased 21% Year Over Year to Approximately $7.4 Million From $6.1 Million --

-- Gross Profit Increased 14% From The Prior Year Period --

-- Gallons Delivered Approximately 1.84 Million, Up 16% From The Prior Year Period –

-- 40 New Commercial Accounts Added in Quarter --

-- Loss Per Share Improves 6% from $(1.78) to $(1.67) --

MIAMI, FL, August 15, 2024 – EzFill Holdings, Inc. (“EzFill” or the “Company”) (NASDAQ: EZFL), a pioneer and emerging leader in the mobile fueling industry, announced today its financial results for the three-month period ended June 30, 2024 (“2Q24” or “second quarter 2024”).

2Q 24 Highlights (in US$, except gallons delivered)

	Q2 2024	Q2 2023
Financial Highlights
Revenue	7,398,278	6,130,661
Net loss	(3,361,233)	(2,468,811)
Adjusted EBITDA*	(1,090,456)	(1,839,535)
Operating Highlights
Total Gallons Delivered	1,837,580	1,583,320

* See end of this press release for reconciliation to US GAAP

Commenting on the second quarter results, Interim CEO Yehuda Levy stated, “We are proud to report a strong quarter of growth in Q2, driven by our team’s pursuit of excellence and our strategic initiatives. Our focus on customer-centric solutions and operational efficiency has yielded impressive results, and we are excited about the opportunities ahead. As we continue to expand our reach and enhance our offerings, we remain committed to delivering exceptional value and driving sustainable growth. Additionally, for the second year, we have successfully completed fueling services for the Formula 1 Crypto.com Miami Grand Prix.”

Second Quarter 2024 Financial Results

During the second quarter of 2024, the Company reported revenue of $7.4 million, up from $6.1 million in the prior year period, a 21% increase, primarily due to a 16% increase in gallons delivered. Total gallons delivered in the second quarter of 2024 were 1,837,580 compared to 1,583,320 in the prior year period, reflecting new customers in existing and newly developed markets. Average fuel margin per gallon was $0.60 for the quarter, which was the same in the prior year period.

Cost of sales was $6.8 million for the second quarter of 2024 compared to $5.6 million for the prior year period. The increase from the prior year reflects the increase in sales as well as the hiring of additional drivers, primarily in new markets. Our gross profit improved year over year due to higher fuel revenue as well as increased delivery fees and driver efficiency.

Operating expenses, excluding depreciation and amortization, were $1.8 million for the second quarter of 2024, compared to $2.3 million in the prior year period. The decrease was primarily due to decreases in payroll, stock compensation, marketing and public company expenses as we continue to achieve efficiencies in our operations.

Depreciation and amortization increased to $0.28 million in the second quarter of 2024 from $0.26 million in the prior year period.

Interest expense increased to $1.9 million in the second quarter of 2024 from $0.01 million in the prior period due to increased borrowing from related parties.

The net loss in the second quarter of 2024 was $(3.4) million, compared to $(2.5) million in the prior year. Loss per share improved in the quarter to $(1.67) from $(1.78) in the prior year period.

Adjusted EBITDA loss in the second quarter of 2024 was $(1.1) million as compared to Adjusted EBITDA loss of $(1.8) million in the second quarter of 2023, an improvement of approx. 41%. The improvement in adjusted EBITDA reflects both the improved margin and the operating cost efficiencies.

Balance Sheet

At June 30, 2024, the Company had a cash position of $0.3 million, compared with $0.2 million at year end 2023. The Company had $9.8 million of long-term debt as of the quarter end.

About EzFill

EzFill is a leader in the fast-growing mobile fuel industry, with the largest market share in its home state of Florida. Its mission is to disrupt the gas station fueling model by providing consumers and businesses with the convenience, safety, and touch-free benefits of on-demand fueling services brought directly to their locations. For commercial and specialty customers, at-site delivery during downtimes enables operators to begin their daily operations with fully fueled vehicles. For more information, visit www.ezfl.com.

With the number of gas stations in the U.S. continuing to decline, corporate giants such as Shell, Exxon, GM, Bridgestone, Enterprise, and Mitsubishi have recognized the increasing shift in consumer behavior and are investing in the fast growing on-demand mobile fueling industry, in companies such as Booster and Yoshi. As the only company to provide fuel delivery in three verticals – consumer, commercial, and specialty including marine and construction equipment, we believe EzFill is well positioned to capitalize on the growing demand for convenient and cost-efficient mobile fueling options.

Forward Looking Statements

This press release contains “forward-looking statements” Forward-looking statements reflect our current view about future events. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “future,” “intend,” “plan,” or the negative of these terms and similar expressions, as they relate to us or our management, identify forward-looking statements. Such statements, include, but are not limited to, statements contained in this press release relating to our business strategy, our future operating results and liquidity and capital resources outlook. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward–looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. They are neither statements of historical fact nor guarantees of assurance of future performance. We caution you therefore against relying on any of these forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, our ability to raise capital to fund continuing operations; our ability to protect our intellectual property rights; the impact of any infringement actions or other litigation brought against us; competition from other providers and products; our ability to develop and commercialize products and services; changes in government regulation; our ability to complete capital raising transactions; and other factors relating to our industry, our operations and results of operations. Actual results may differ significantly from those anticipated, believed, estimated, expected, intended or planned. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We cannot guarantee future results, levels of activity, performance or achievements. The Company assumes no obligation to update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of this release except as may be required under applicable securities law.

For further information, please contact:

Investor Contact

TraDigital IR

John McNamara

john@tradigitalir.com

Media Contact

Telx, Inc.

Paula Luna

Paula@Telxcomputers.com

Note Regarding Use of Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (GAAP), we use non-GAAP measures. Adjusted EBITDA is a non-GAAP financial measure which we use in our financial performance analyses. This measure should not be considered a substitute for GAAP-basis measures, nor should it be viewed as a substitute for operating results determined in accordance with GAAP. We believe that the presentation of Adjusted EBITDA, a non-GAAP financial measure that excludes the impact of net interest expense, taxes, depreciation, amortization and stock compensation expense, provides useful supplemental information that is essential to a proper understanding of our financial results. Non-GAAP measures are not formally defined by GAAP, and other entities may use calculation methods that differ from ours for the purposes of calculating Adjusted EBITDA. As a complement to GAAP financial measures, we believe that Adjusted EBITDA assists investors who follow the practice of some investment analysts who adjust GAAP financial measures to exclude items that may obscure underlying performance and distort comparability.

The following is a reconciliation of net loss to the non-GAAP financial measure referred to as Adjusted EBITDA for the three months ended June 30, 2024 and 2023:

	Three Months Ended June 30,
	2024	2023
Net loss	$(3,361,233)	$(2,468,811)
Interest expense	1,902,409	12,819
Depreciation and amortization	264,368	277,608
Stock compensation	104,000	338,849
Adjusted EBITDA	$(1,090,456)	$(1,839,535)

Gallons delivered	1,837,580	1,583,320
Average fuel margin per gallon	$0.60	$0.60

EzFill Holdings, Inc. and Subsidiary

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

	For the Three Months Ended June 30,
	2024	2023

Sales - net	$7,398,278	$6,130,661

Costs and expenses
Cost of sales	6,847,450	5,646,291
General and administrative expenses	1,805,734	2,369,026
Depreciation and amortization	264,368	277,608
Total costs and expenses	8,917,552	8,292,925

Loss from operations	(1,519,274)	(2,162,264)

Other income (expense)
Interest income	-	14,461
Other income	60,450	(308,189)
Interest expense	(1,902,409)	(12,819)
Total other income (expense) - net	(1,841,959)	(306,547)

Net loss	$(3,361,233)	$(2,468,811)

Loss per share - basic and diluted	$(1.67)	$(1.78)

Weighted average number of shares - basic and diluted	2,007,608	1,387,796

Comprehensive loss:
Net loss	$(3,361,233)	$(2,468,811)
Change in fair value of debt securities	-	-
Total comprehensive loss:	$(3,361,233)	$(2,468,811)

EzFill Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets

Current Assets
Cash	$306,811	$226,985
Accounts receivable - net	1,655,171	1,192,340
Inventory	103,490	134,057
Due from related party	17,150	-
Prepaids and other	199,848	220,909
Total Current Assets	2,282,470	1,774,291

Property and equipment - net	2,780,964	3,310,187

Operating lease - right-of-use asset	180,886	297,394

Operating lease - right-of-use asset - related party	249,402	286,397

Deposits	49,063	49,063

Total Assets	$5,542,785	$5,717,332

Liabilities and Stockholders’ Deficit

Current Liabilities
Accounts payable and accrued expenses	$1,196,301	$845,275
Accounts payable and accrued expenses - related parties	235,428	72,428

Notes payable - net	606,746	946,228
Notes payable - related parties - net	7,515,713	4,802,115

Operating lease liability	202,002	246,880
Operating lease liability - related party	75,147	72,034

Total Current Liabilities	9,831,337	6,984,960

Long Term Liabilities
Notes payable - net	367,130	353,490
Operating lease liability	-	69,128
Operating lease liability - related party	177,768	215,960

Total Long Term Liabilities	544,898	638,578

Total Liabilities	10,376,235	7,623,538

Commitments and Contingencies

Stockholders’ Deficit
Preferred stock - $0.0001 par value; 5,000,000 shares authorized none issued and outstanding, respectively	-	-
Common stock - $0.0001 par value, 500,000,000 shares authorized 2,151,902 and 1,806,612 shares issued and outstanding, respectively	216	181
Common stock issuable (242,000 and 104,000 shares, respectively)	24	10
Additional paid-in capital	45,743,715	43,410,653
Accumulated deficit	(50,577,405)	(45,317,050)
Total Stockholders’ Deficit	(4,833,450)	(1,906,206)

Total Liabilities and Stockholders’ Deficit	$5,542,785	$5,717,332